Exhibit 10.32

GMAC Long-Term Incentive Plan LLC

200 Renaissance Center, M/C482-B14-D46, Detroit, MI. 48265

October 28, 2009

Thomas Marano

Re: GMAC Long-Term Incentive Plan LLC Long-Term Equity Compensation Incentive Plan

Dear Thomas:

1.	You have been granted an Award under the GMAC Long-Term Incentive Plan LLC Long-Term Equity Compensation Incentive Plan (the “Plan”). The grant date of your Award is Date (“Grant Date”). A copy of the Plan is attached. Capitalized terms not defined in this Award Letter will have the meanings as defined in the Plan.

2.	Your Award is granted to you as a matter of separate inducement and is not in lieu of salary or other compensation for your services. If you currently hold any grants under the GMAC Long-Term Incentive Plan LLC Long-Term Phantom Interest Plan (LTIP), this Award is granted to you in exchange for your relinquishment of any right, title and interest with respect to any and all of your grants under the LTIP. By accepting this Award, you hereby consent to any and all Plan amendments, vesting restrictions, and/or any revision to any other term or condition of this Award Letter that may be required to comply with any Federal law or regulation that may govern executive compensation, including but not limited to Title VII of the American Recovery and Reinvestment Act of 2009 and the Troubled Asset Relief Program, whether such amendments, restrictions and/or revisions are applied prospectively or retrospectively to this or prior Awards.

3.	Your Award will become effective after you have signed and dated one copy of this Award Letter and have returned the signed copy to

Accenture—GMAC HR Services

Attn: Reggie Gutierrez

6415 Babcock Road Suite 100

San Antonio, TX 78249

Or, if in the United States you may fax to: (312) 602-3758

If you do not sign and return this Award Letter within 30 days of the date of this Award Letter, or November 27, 2009, then we will assume that you do not want this Award, and this Award will be null and void and without any further force or effect.

4.

Subject to requirements of any Federal laws or regulations that may govern executive compensation, including but not limited to Title VII of the American Recovery and Reinvestment Act of 2009 and the Troubled Asset Relief Program, your Award is an RSU Award with 4.300 bps. Because Title VII of the American Recovery and Reinvestment Act of 2009 currently limits

Thomas Marano

October 28, 2009

the value of restricted stock that may be awarded to certain executives, the Committee reserves the right to adjust down the bps percentage underlying this Award without your consent in order to comply with Federal law. If and when such an adjustment may be required, you will be notified in writing.

5.	Subject to requirements of any Federal laws or regulations that may govern executive compensation, including but not limited to Title VII of the American Recovery and Reinvestment Act of 2009 and the Troubled Asset Relief Program, your RSU Award Vests as follows, and will be Paid as elected by you below:

• 25% on December 31, 2009;	☐ within 75 days of the Vesting Date, or

☐ on the Deferral Payment Date (March 15, 2013)

• 25% on December 31, 2010;	☐ within 75 days of the Vesting Date, or

☐ on the Deferral Payment Date (March 15, 2013)

• 25% on December 31, 2011;	☐ within 75 days of the Vesting Date, or

☐ on the Deferral Payment Date (March 15, 2013)

• 25% on December 31, 2012;	☐ within 75 days of the Vesting Date, or

☐ on the Deferral Payment Date (March 15, 2013)

Because Title VII of the American Recovery and Reinvestment Act of 2009 currently prohibits certain executives from being fully vested in restricted stock during the period in which any obligation arising from financial assistance provided under the Troubled Asset Relief Program remains outstanding, the Committee reserves the right to change any of the vesting dates shown above in order to comply with Federal Law. If and when such change may be required, you will be notified in writing.

All elections made in this paragraph 5 are irrevocable. Failure to make an election in this paragraph 5 will result in all payments being made within 75 days of the Vesting Date.

6.	If your employment is terminated due to death or Disability, then the next 25% tranche of your Unvested Award will immediately Vest and be Paid within 75 days of this new Vesting Date. The remaining Unvested portion of your Award will be forfeited. You must designate a beneficiary where indicated in this Award Letter. Your failure to do so will result in any payments as a result of your death being made to your estate. Any subsequent change in your beneficiary designation must be made in writing and communicated to the Plan Administrator at the address above.

7.	If your employment is terminated by the Company Without Cause, then the next 25% tranche of your Unvested Award will Vest as determined by the schedule above and the remaining Unvested portion of your Award will be forfeited. However, the Payment of your Award will be determined based on the most recent Valuation preceding your termination of employment.

8.	During the 1-year period immediately following a Change-in-Control Date, 100% of your Unvested Award will immediately Vest on the date of your termination of employment by the Company without Cause.

9.	You understand and acknowledge that your Award is subject to the rules under Code Section 409A, and that you agree and accept all risks (including increased taxes and penalties) resulting from Code Section 409A.

Thomas Marano

October 28, 2009

10.	Your FY 2009 Award will be subject to and governed by the terms and conditions of this Award Letter and the Plan. As a Participant, you agree to abide by the terms and conditions of this Award Letter and the Plan. Please indicate your receipt of the Plan, your deferral payment election, and your acceptance of and agreement to the terms and conditions of this Award Letter and the Plan, by signing in the indicated space below within 30 days of the date of this Award Letter or by November 27, 2009.

Sincerely yours,

Anthony S. Marino
GMAC Group VP and Chief HR Officer
October 28, 2009

I ACCEPT AND AGREE TO BECOME A PARTICIPANT IN THE GMAC LONG-TERM INCENTIVE PLAN LLC LONG-TERM EQUITY COMPENSATION INCENTIVE PLAN (“PLAN”) AND WILL ABIDE BY THE TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD LETTER.

/S/ THOMAS MARANO	10/28/2009
Participant Signature (Required)	Date (Required)

Thomas Marano
Printed Name (Required)